Exhibit 10.2

CONTRACT FOR THE PURCHASE AND SALE OF REAL ESTATE

Subject to the terms and provisions contained herein, Steak n Shake Operations, Inc., an Indiana corporation ("Seller"), hereby agrees to sell and convey to Reinwald Enterprises Wild Geese, LLC an Indiana limited liability company and/or its permitted assigns ("Purchaser"), and Purchaser hereby agrees to buy and pay for that certain real property situated in the City of Knoxville, Knox County, Tennessee, containing approximately 1.06 acres of land, more or less (the "Real Estate"), more particularly described on Exhibit "A"attached hereto and made a part hereof, along with all improvement located thereon (the "Real Estate").

This Contract is executed upon the following terms and conditions:

1. Purchase Price. The Purchase Price for the Real Estate shall be One Million One Hundred Eighty Thousand Dollars ($1,180,000.00). The Purchase Price shall be payable at Closing (as hereinafter defined), in cash, by cashier’s or certified check, or by wire transfer of immediately available funds, subject to prorations and adjustments as hereinafter set forth.

2. Independent Contract Consideration. Upon complete execution of this Contract, Purchaser shall pay to the order of Seller Independent Contract Consideration (so called herein) in the amount of $100.00 as consideration for Seller’s entering into this Contract. The Independent Contract Consideration is not refundable and shall be retained by Seller notwithstanding any other provisions of this Contract.

3. Survey. Within five (5) days following the Effective Date, Seller, at Purchaser’s sole cost and expense, shall order an update of that ALTA survey prepared by Site Incorporated as Job No. 1396, last revised March 18, 2002 to show all improvements located on the Real Estate (the "Survey").

The Survey shall contain a certification from the surveyor or engineer to Purchaser, the Title Company and any lender designated by Purchaser.

4. Title Commitment. As of the date hereof, Purchaser, at Seller’s cost and expense, has ordered an update of Title Policy currently in effect (No L70822/ab) (the "Title Commitment") issued through Tennessee Valley Title Insurance Company, First Tennessee Plaza, 8005 Gay Street, Suite 1500, Knoxville, Tennessee 37929-1500 (the "Title Company"), setting forth the status of title of the Real Estate and all exceptions, including rights-of-way, easements, restrictions, covenants, reservations and other conditions, if any, affecting the Real Estate with true, legible copies of all instruments referred to in the Title Commitment affecting title to the Real Estate, not already in Seller’s possession and delivered pursuant to Section 5 hereof.

5. Additional Information. Within fifteen (15) days following the Effective Date, Seller, at Seller’s sole cost and expense, shall furnish to Purchaser, to the extent available, all engineering studies, surveys, soil tests, and environmental reports or studies. Purchaser acknowledges and agrees that foregoing documents will be delivered to Seller without any warranties as to their accuracy or completeness.

6. Review of Title and Survey. Purchaser shall have a period (the "Review Period") ending thirty (30) days after the Effective Date but no later than September 25, 2005, in which to notify Seller of any objections Purchaser has to any matters shown or referred to in the Title Commitment or the Survey other than those Permitted Exceptions set forth on Exhibit "B" hereto failing which Purchaser waives its right to raise such objections and title shall be deemed satisfactory. In the event Purchaser notifies Seller of any unacceptable exceptions or conditions, Seller shall have five (5) days thereafter in which to notify Purchaser whether Seller will eliminate or modify such Unacceptable Condition(s) or conditions. In the event Seller does not respond within such 15-day period, Seller will be deemed to have declined to eliminate or modify such Unacceptable Condition(s). If Seller does not opt to eliminate or modify such condition, Purchaser may (i) waive such Unacceptable Condition(s) and proceed to Closing; (ii) terminate this Agreement (subject to Section 17); or attempt to resolve the Unacceptable Condition(s) at Purchaser’s sole cost and expense, with Seller’s cooperation provided Seller shall not be required to incur any costs.

7. Inspection. At all times prior to Closing, Purchaser, its agents, representatives and designees (including prospective tenants, occupants and users of the Real Estate and their agents and representatives) shall have the right to enter on the Real Estate to conduct any investigations, soil tests, environmental assessments and engineering and feasibility studies as may deemed necessary or advisable in connection with the purchase or use of the Real Estate; provided that Purchaser’s entry upon the Real Estate shall not, in Seller’s judgement, interfere with the use and operation of Seller’s restaurant. Any entry upon the Real Estate by or on behalf of Purchaser shall be subject to such reasonable rules, regulations, standards and conditions as Seller may impose and (without limitation) may be conditioned upon Purchaser’s delivery to Seller of proof of any insurance coverage that Seller may be reasonably require. Purchaser shall deliver to Seller, promptly upon receipt by Purchaser and in any event within five (5) days after the termination of this Contract, pursuant to this Section, a true and complete copy of each inspection report or summary, survey, engineering study, soil test report, environmental report, or written result of such inspection, investigation, study or test conducted by or on behalf of Purchaser in connection with a study or investigation made during the Inspection Period, without any representation or warranty from Purchaser as to the accuracy or completeness of such reports. Promptly after each entry onto the Real Estate, Purchaser shall restore the Real Estate to substantially the same condition as it was in prior to such entry. Purchaser’s obligation to deliver copies of report, summaries, surveys, and test results as provided in this Subsection and Purchaser’s obligation to restore the Real Estate as aforesaid shall survive the termination of this Agreement or the Closing hereunder (whichever is to occur).

Purchaser shall indemnify and hold Seller harmless, and, at Seller’s option, defend Seller from and against any and all losses, costs, liens, damages, claims, suits, actions, liabilities, and expenses (including attorneys’ fees and court costs) incurred by Seller in connection with or arising in any way out of Purchaser’s entry upon the Real Estate pursuant to this Section. Purchaser’s obligations pursuant to this Section shall survive a period of one (1) year after the termination of this Contract or Closing hereunder (whichever is to occur).

For the purpose hereof, the term Inspection Period shall mean that period commencing with the Effective Date and ending the earlier of Thirty (30) days thereafter or September 25, 2005. In the event that prior to the expiration of the Inspection Period as extended Purchaser fails to notify Seller of Purchaser’s election to proceed toward Closing under this Contract, the Earnest Money shall become non-refundable and the parties shall proceed to Closing.

If it should be determined by Purchaser, on or before the end of the Inspection Period, in Purchaser’s sole discretion and judgment, that the Real Estate is not suitable for the purposes for which Purchaser intends to utilize the Real Estate or that Purchaser, for whatever reason or for no reason at all, does not desire to consummate the transaction contemplated by this Contract, then Purchaser shall be entitled to terminate this Contract by giving written notice thereof to Seller or the Title Company prior to the expiration of the Inspection Period (as hereinafter defined), subject to the provisions of Section 17.

8. [Intentionally Deleted].

9. Closing Date and Place. The Closing (so called herein) hereunder shall take place at 10:00 a.m. at the offices of the Title Company or the earlier of three (3) days after the expiration of the Inspection Period, or September 28, 2005.

10. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser to the best of Seller’s knowledge, which for purposes of this section shall refer to the actual knowledge of Michael T. Crowley, Associate Counsel - Director Real Estate Law, without the benefit of nor obligation to make an independent investigation, as follows:

a.
Seller has and, at the time of Closing, will have good and indefeasible fee simple title to the Real Estate, free and clear of any and all encumbrances and title exceptions other than the Permitted Exceptions.

b.
There are no adverse parties in possession of the Real Estate or any part thereof and no parties in possession of any portion of the Real Estate as lessees, tenants at sufferance or trespassers; and no party has been granted any license, lease or other right relating to the use or possession of the Real Estate.

c.	There is no pending or threatened condemnation or similar proceeding affecting the Real Estate or any part thereof, nor is any such proceeding contemplated by any governmental authority.

d.
There is no pending or threatened litigation, actions or proceedings against Seller arising out of Seller’s ownership of the Real Estate which could adversely affect or the ability of Seller to perform any of its obligations hereunder or the use of the Real Estate by Purchaser.

e.
Seller has not received notice from any governmental, quasi-governmental agency or owner association requiring the correction of any condition with respect to the owner association requiring the correction of any condition with respect to the Real Estate, or any part thereof, by reason of a violation of any federal, state, county or city statute, ordinance, code, rule or regulation or stating that any investigation has been commenced or is contemplated regarding any of the foregoing.

f.
Seller has full power and authority to enter into this Contract and to perform its obligations under this Contract. The execution, delivery and performance of this Contract and the transactions contemplated hereby have been duly authorized and approved and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Contract. This Contract constitutes the legal, valid and binding obligations of Seller enforceable in accordance with its terms.

g.	Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as the same may have been or may hereafter be amended, or the regulations promulgated thereunder.

Purchaser’s obligation to close this Contract shall be contingent on the above representations and warranties also being true and correct on the Closing Date.

11. AS-IS; No Implied Representations. Except as provided in Section 11A,  Seller and Purchaser acknowledge and agree that except as otherwise may be specifically and expressly provided herein, or in the special warranty deed, neither party has made any representations or warranties or agreements to, or on behalf of the other party as to any other matter concerning this Contract, the Real Estate, the present use thereof, or the suitability of the Real Estate for Purchaser’s intended use. Purchaser hereby acknowledges that pursuant to Section 4 hereof, Purchaser is entitled to and shall make its own independent inspection and investigation of the Real Estate and, in entering into this Contract, Purchaser represents and warrants to Seller that it intends to rely solely on such inspection and investigation of the Real Estate. ACCORDINGLY, BUYER IS NOT RELYING AND SHALL NOT BE ENTITLED TO RELY UPON ANY REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY PRINCIPAL, AGENT, PARTNER, OFFICER, DIRECTOR, ATTORNEY, EMPLOYEE, BROKER, OR OTHER REPRESENTATIVE OF SELLER, AND, AT THE CLOSING UNDER THIS AGREEMENT, BUYER SHALL ACCEPT CONVEYANCE OF THE REAL ESTATE IN ITS "AS-IS", "WHERE- IS" CONDITION AS OF THE CLOSING DATE WITH ALL FAULTS WITOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER FROM SELLER, EXCEPT AS EXPRESSLY CONTAINED HEREIN, OR IN THE SPECIAL WARRANTY DEED. NO AGREEMENT, WARRANTY, COVENANT, OR REPRESENTATION, UNLESS EXPRESSLY SET FORTH HEREIN OR IN THE DEED SHALL BIND SELLER.

11.A. Seller’s Repair Covenant. Seller acknowledges that there is currently a fissure in the floor of Seller’s restaurant building, spanning its width, and located generally toward the front entrance (the "Fissure"). The Fissure which has created an uneven floor surface is believed to be caused by soil conditions that have caused the restaurant building’s foundation to settle after its initial construction. Seller covenants and agrees, that should the consummation of the transaction contemplated herein occur, Seller shall use all commercially reasonable efforts to repair the Fissure within thirty (30) days of its receipt of notice from the Purchaser. In addition, Seller covenants and agrees to make all reasonably necessary further repairs to the Fissure, upon thirty (30) days written notice. Such repair efforts will be conducted in a first-class, good and workmanlike manner and Seller shall take all reasonable efforts to cause such repairs to be performed at times, which will cause the least interruption to the Purchaser’s business. Purchaser grants to Seller a license to enter the Real Estate for the purpose of performing the repairs. Prior to such entry Seller shall provide to Purchaser a certificate of general liability insurance naming Purchaser as insured in the amount of $1,000,000.00 or more from a company licensed to do business in Tennessee and carrying a Best Rating of at least A-, covering all general liability caused by or resulting from entry of the Real Estate by Seller or its contractors, agents, invitees and employees. The covenants provided by this Section 11A shall survive closing for a period of five (5) years.

12. Risk of Loss. Risk of all loss, destruction or damage to the Real Estate or any portion thereof, from any and all causes whatsoever until consummation of the Closing shall be borne by Seller. In the event of damage by fire or other casualty or a taking by condemnation or similar proceedings or actions of all of the Real Estate, or any portion of the Real Estate which, at Purchaser’s sole discretion, is material to the use of the remainder, Purchaser shall have the option to terminate this Contract upon written notice to Seller, in which event the Earnest Money and all earnings thereon shall be promptly refunded to Purchaser, and neither Purchaser nor Seller shall have any further right or obligation hereunder. Should Purchaser elect not to exercise its option as provided hereunder, then the Contract shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing Seller's interest in and to all insurance proceeds, condemnation awards or proceeds from any such proceedings or actions in lieu thereof.

13. Seller’s Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole cost and expense, each of the following items:

a.
A special warranty deed duly executed and acknowledged by Seller, conveying to Purchaser good, marketable fee simple title in the Real Estate, subject only to the Permitted Exceptions in the form attached hereto as Exhibit C.

b.
A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code. In the event that (i) Seller fails to deliver the affidavit at Closing; or (ii) Seller delivers the affidavit but Purchaser has actual knowledge that the affidavit is false; or (iii) Purchaser receives notice that the affidavit is false from any agent of Purchaser or Seller, then Purchaser shall be entitled to withhold from the Purchase Price a sum equal to ten percent (10%) of the total amount which otherwise would have been realized by Seller from such sale, which sum will be paid by Purchaser to the United States Treasury pursuant to the requirements of Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.

c.
An ALTA Owner’s Policies of Title Insurance based on the updated Title Commitment (the "Owner’s Policy") in the amount of the Purchase Price for the Real Estate issued by the Title Company, insuring good and marketable fee simple title to the Real Estate in Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions.

d.
Such evidence or documents as may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Real Estate.

14. Purchaser’s Obligations at Closing. At the Closing, Purchaser shall deliver to Seller the following items:

a.
The Purchase Price in full, subject to any prorations or other adjustments contained in this Contract by means of a wire transfer or immediately available funds at Closing or by a bank cashier’s check made payable to the Title Company; and

b.
Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Real Estate.

15. Prorations and Costs. Ad valorem taxes for the then current year shall be prorated at the Closing effective as of the Closing Date. If the Closing shall occur before the tax rate is fixed for the then current year, the proration of taxes shall be based upon taxes for the prior year and adjusted for the year of closing when they become finally determined with such settlement to be made within ten (10) days after the date taxes are finally determined. Seller shall be responsible for any and all taxes related to the Real Estate for years prior to Closing due to a change in land usage or ownership. Purchaser shall also be responsible for any and all transfer taxes and documentary stamps and/or recording fees payable on account of transfer of title to the Real Estate to Purchaser. Common Area Maintenance charges paid by Seller for the then current year, pursuant to that Declaration of Covenants, Conditions and Restrictions for Turkey Creek shall also be prorated at closing, effective as of the Closing Date. Purchaser shall receive a credit at Closing for the estimated cost of the reasonable repairs to the parking lot surface at the Seller’s restaurant at 500 East Emory Road, Powell, Tennessee, the amount of which will be provided to Seller in an itemized writing delivered before Closing.

16. Brokerage Commission. Seller represents and warrants to Purchaser that Seller has not engaged nor utilized the services of any broker or other professional, who can make a claim for a fee, commission or other compensation as the result of the consummation of the transaction contemplated herein. Except as otherwise provided in this Section, Seller agrees to indemnify and hold harmless Purchaser against any claims or losses resulting from a breach of the proceeding representation and warranty. Purchaser represents and warrants to Seller that Purchaser has not engaged nor utilized the services of any broker or other professional who can make a claim for a fee, commission or other compensation as the result of the consummation of the transaction contemplated herein. Purchaser agrees to indemnify and hold harmless Seller against any claims or losses resulting from a breach of the proceeding representation and warranty.. The provision of this Section shall survive Closing for a period of one (1) year.

17. Termination by Purchaser. If this Contract is terminated by Purchaser pursuant to Section 6, Section 7, or Section 10A, or by mutual agreement of the parties, the Earnest Money shall be immediately returned to Purchaser by the Title Company, and the parties shall have no further obligations to one another except those provisions which survive closing or the termination of the Contract by their express terms.

18. Seller’s Default. In the event of Seller’s default hereunder, Purchaser may, at Purchaser’s option, and as Purchaser’s sole and exclusive remedy, either: (i) terminate this Contract by giving written notice from Purchaser to Seller and the Earnest Money will be immediately returned to Purchaser by the Title Company; or (ii) enforce specific performance hereunder.

19. Purchaser’s Default. In the event that Purchaser shall fail to consummate this Contract for any reason, except Seller’s default or the termination of this Contract pursuant to any right of termination given to Purchaser herein, Seller, shall have the right to terminate this Contract by notice to Purchaser and retain the Earnest Money as liquidated damages; or pursue any legal remedies.

20. Notice. All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by Seller to Purchaser or by Purchaser to Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be in writing and shall be deemed delivered when actually received, or, if earlier and whether or not actually received, (i) if delivered by courier or in person, when left with any person at the address reflected below, if addressed as set forth below, (ii) if by overnight courier service (such as, by way of example but not limitation, U.S. Express Mail or Federal Express) with instructions for delivery on the next business day, one (1) business day after having been deposited with such courier, addressed as reflected below, and (iii) if delivered by mail, when deposited in a Post Office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed (as a certified or registered item, return receipt requested), addressed as follows:

To Purchaser:                       Reinwald Enterprises Real Estate, LLC
9948 Ridge Drive
Indianapolis, IN 46256
Attention: Gary T. Reinwald
Phone: (317) 223-1430

To Seller:                                Steak n Shake Operations, Inc.
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204-3648
Attention: Michael T. Crowley,
Associate Counsel - Director Real Estate Law
Phone: (317) 656-4498
                                                                Fax: (317) 633-5455

21. Multiple Unit Franchise Agreement Contingency. Seller and Purchaser acknowledge that they have entered into this Contract to transfer title to the Real Estate so that Purchaser can operate the Restaurant located thereon as a franchisee of Seller pursuant to that Multiple Unit Franchise Agreement ("MUFA") of even date herewith. The parties further acknowledge that if the MUFA is terminated, for any reason, before the consummation of the transaction contemplated herein, this Contract shall terminate immediately and the Earnest Money shall be immediately returned to Purchaser, except if the MUFA is terminated before the consummation of the transaction contemplated herein because of Purchaser breach thereof, in which event the Seller shall be entitled to retain the Earnest Money as liquidated damages.

22. Governing Law and Venue. This Contract shall be construed in accordance with the laws of the State of Indiana and any court action arising out of this Contract shall be brought in Marion County, Indiana.

23. Capacity. Except as hereinafter provided, each person executing this Contract hereby represents and warrants that he has the authority to do so and that his signature shall bind the entity for which he signed. Each party hereto shall provide the other party and the Title Company with such documentation as the Title Company or Purchaser’s or Seller’s attorney deems necessary to evidence the authority of that party to perform the actions contemplated herein.

24. Timing. Time is of the essence of this Contract. For purposes hereof, the "Effective Date" of this Contract shall be the date Seller is in receipt of a fully-executed original of the Contract. If the date that the performance of any obligations arising hereunder, or the date upon which any notice shall be given, is a Saturday, Sunday or any legal holiday under the laws of the State of Texas, then such date shall be extended to the next business day immediately succeeding such Saturday, Sunday or legal holiday.

25. Attorney’s Fees and Costs. In the event either party hereto files a suit to enforce this Contract or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, its costs, including reasonable attorney’s fees, incurred in such suit.

26. Assignability. This Contract may be assigned by Purchaser without the consent of Seller, and upon such assignment Purchaser shall be relieved of all duties and obligations hereunder and Seller shall thereafter look solely to Purchaser’s assignee for the performance of Purchaser’s obligations hereunder.

27. Gender. Where required for proper interpretation, words in the singular shall include the plural and the masculine gender shall include the neuter and the feminine gender and vice versa.

28. Headings. The descriptive headings of the several Sections contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

29. Complete Agreement. This Contract embodies the complete agreement between the parties hereto and cannot be varied or terminated except by written agreement of the parties.

30. Withdrawal of Offer. Purchaser must accept this Contract by signing and returning a fully executed copy of the same to Seller at the address provided in Section 20 within ten (10) days from the date of Purchaser’s execution hereof, or this offer may, at Purchaser’s option, be deemed to be withdrawn.

31. CONFIDENTIALITY. SELLER, PURCHASER AND TITLE COMPANY AGREE NOT TO CAUSE ANY PUBLIC ANNOUNCEMENTS TO BE MADE OF THE EXECUTION OF THIS CONTRACT OR THE CLOSING OF THIS TRANSACTION, AND FURTHER AGREE NOT TO DISCLOSE TO ANY PARTY, THE PURCHASE PRICE PAYABLE HEREUNDER OR THE TERMS HEREOF. SELLER, PURCHASER AND TITLE COMPANY FURTHER AGREE NOT TO DISCLOSE THE EXECUTION AND DELIVERY OF THIS CONTRACT OR THE CONSUMMATION OF THE PURCHASE AND SALE CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, (i) SELLER, PURCHASER AND/OR TITLE COMPANY MAY DISCLOSE ANY ASPECT OF THIS TRANSACTION TO ANY GOVERNMENTAL AGENCY, OR ANY OFFICER THEREOF, UPON PROPER REQUEST THEREFORE, WHERE REQUIRED, IN ACCORDANCE WITH APPLICABLE LAW, (ii) PURCHASER MAY DISCLOSE THIS CONTRACT AND THE TERMS THEREOF TO ITS ATTORNEYS, CONSULTANTS, AGENT, REPRESENTATIVES, ENGINEERS, INSPECTORS, AND PROSPECTIVE AND ACTUAL TENANTS, LENDERS AND INVESTORS IN CONNECTION WITH THE ACQUISITION OF THE REAL ESTATE, (iii) SELLER MAY DISCLOSE THE CONTRACT AND ITS TERMS TO ITS OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS OR CONTRACTORS IF IN SELLER’S REASONABLE DISCRETION SUCH DISCLOSURE IS NECESSARY TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREIN AND (iv) THIS CONFIDENTIALITY PROVISION SHALL ONLY SURVIVE THE CLOSING OR TERMINATION OF THIS CONTRACT (WHICHEVER SHOULD FIRST OCCUR) FOR A PERIOD OF SIX (6) MONTHS AT WHICH TIME IT WILL NO LONGER BE EFFECTIVE OR ENFORCEABLE.

32. Removal from Market. Upon the full execution of this Contract, Seller hereby agrees that it shall not solicit offers for the purchase, lease or development of the Real Estate from any parties other than Purchaser or its assigns, while the Contract is in effect.

33. Counterparts. This Contract may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will be identical and, when taken together, shall constitute on and the same instrument and the agreement of the parties hereto.

34. Good Faith and Fair Dealing. The parties agree to deal with each other fairly and in good faith.

EXECUTED on this, the 21st day of September, 2005, by Purchaser.

Reinwald Enterprises Wild Geese, LLC an Indiana limited liability company

By: _/s/ Gary T. Reinwald__________________________
Title:__Member____________________________

EXECUTED on this, the 21st day of September, 2005, by Seller.

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

By: _/s/ Steak n Shake Operations, Inc.____________________
                       Name: _David C. Milne___________________________________
Title: _General Counsel, Corporate Secretary___________________

RECEIPT BY TITLE COMPANY

This Contract has been received by the Title Company this, the _____ day of ____________________, 200__; and the undersigned agrees to abide by all provisions contained herein regarding the disposition of the Earnest Money.

TENNESSEE VALLEY TITLE COMPANY

By:_______________________________________________________________
Name:
Title:_____________________________________________________________

EXHIBIT A

Real Estate (Omitted from filing)

EXHIBIT B

Permitted Exceptions (Omitted from filing)

EXHIBIT C

Special Warranty Deed (Omitted from filing)